Exhibit 10.5(b)

CARIS LIFE SCIENCES, INC.
2025 INCENTIVE PLAN

FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (the “Agreement”) is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between Caris Life Sciences, Inc., a Texas corporation (the “Company”), and the participant named below (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Company’s 2025 Incentive Plan (the “Plan”).

Participant:

Address:

Grant Number:

Total Restricted Stock Units:

Date of Grant:

WHEREAS, the Company desires to grant restricted stock units (“RSUs”) with respect to shares of common stock of the Company, par value US$0.001 per share (the “Shares”) to certain employees, consultants and/or directors of the Company;

WHEREAS, the Company has adopted the Plan in order to effect such grants; and

WHEREAS, the Administrator has determined that it is in the interest of the Company to grant these RSUs to the Participant.

NOW, THEREFORE, in consideration of the services to be rendered by the Participant to the Company and subject to the terms and conditions set forth herein and in the Plan, the parties hereto agree as follows:

1.            Grant of RSUs. The Company hereby grants to the Participant the number of RSUs set forth above as Total Restricted Stock Units, each entitling the Participant to receive one Share upon settlement, subject to all of the terms and conditions of this Agreement and the Plan, including vesting.

2.            Vesting; Settlement of RSUs.

2.1.            Vesting. Subject to the Participant’s Continuous Service with the Company through the applicable Vesting Date, the RSUs shall vest as follows: (each such date, a “Vesting Date”). Unless otherwise determined by the Administrator in its sole discretion, if the Participant’s Continuous Service is terminated for any reason, all outstanding RSUs that are not vested at the date of such termination shall be cancelled and terminated without any payment.

2.2.            Settlement. Pursuant to such procedures established by the Administrator, the Company shall issue whole Shares to the Participant in settlement of the vested portion of the RSUs as soon as administratively practicable after the applicable Vesting Date (each, a “Settlement Date”), by delivery to the Participant (or to a Company-designated brokerage firm or plan administrator) of payment with respect to such RSUs in the form of Shares. In no event shall a Settlement Date occur later than March 15th of the year following the year in which the applicable Vesting Date occurs. For the avoidance of doubt, the settlement of the RSUs shall be subject to Section 11.11 of the Plan.

2.3.            Tax Withholding. Prior to the issuance of the Shares upon settlement of the RSUs, the Participant must satisfy any tax withholding obligations relating to the settlement of the RSUs and the acquisition of the Shares. Unless otherwise determined by the Administrator, the Company shall hold back a portion of the RSUs otherwise deliverable to the Participant upon settlement to cover any such withholdings. Withholding shall be effected using a rate or method determined by the Company consistent with any equity accounting standards applicable to the RSU and the U.S. Internal Revenue Service (or, if applicable, non-U.S.) withholding regulations or other applicable tax requirements, not to exceed the greatest statutory withholding rates for the Participant for federal, state, foreign, and local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment with respect to the RSUs, as determined by the Company. If Shares are used to pay all or a portion of such withholding tax obligation, the number of Shares that may be withheld, surrendered, or reduced shall be the number of Shares (which may be rounded up) as equal as practicable in value to the aggregate amount of such withholding tax obligation. If the Administrator permits, the Participant may provide for payment of withholding taxes by tendering a cash payment to the Company or the use of broker-assisted net settlement. The Participant acknowledges and agrees that amounts withheld by the Company for taxes may be less than amounts actually owed for taxes by the Participant in respect of the RSU, and the Company has no representations or undertakings regarding the tax treatment of the grant, vesting or settlement of the RSUs. The Company may choose to reflect vested RSUs in the Company's records as issued on the respective Vesting Dates set forth in this Agreement, irrespective of whether delivery of such Shares is pending the Participant's satisfaction of his or her withholding tax obligations.

3.            Cancellation and Rescission of RSUs for Detrimental Activity.

3.1.            The Administrator may cancel, rescind, suspend, withhold or otherwise limit or restrict any RSUs at any time if the Participant is not in compliance with all applicable provisions of this Agreement and the Plan, or if the Participant engages in any Detrimental Activity.

3.2.            Upon settlement or delivery pursuant to settlement of the RSUs, the Participant shall, if requested by the Company, certify in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of the Plan and has not engaged in any Detrimental Activity. In the event the Participant engages in Detrimental Activity after the settlement or delivery of any Shares pursuant to this Agreement, during any period for which any restrictive covenant prohibiting such activity is applicable to the Participant (whether before or after termination of Continuous Service), such settlement or delivery may be rescinded within one year thereafter. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the settlement or delivery of such Shares, in such manner and on such terms and conditions as may be required by the Company. The Company shall be entitled to setoff against the amount of any such gain any amount owed to the Participant by the Company.

4.            Compliance with Laws and Regulations. The settlement of the RSUs and the issuance and transfer of Shares shall be subject to compliance by the Company and the Participant with all Applicable Laws and with all applicable requirements of any stock exchange on which the Shares may be listed at the time of such issuance or transfer. The Participant understands that the Company is under no obligation to register or qualify the Shares with any federal or state securities commission or any stock exchange to effect such compliance.

5.            Nontransferability of the RSUs. Unless determined otherwise by the Administrator, the RSUs may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution; provided, however, that the Administrator may, subject to Applicable Laws and such terms and conditions as it shall specify, permit the transfer of the RSUs for no consideration to a Permitted Transferee. RSUs transferred to a Permitted Transferee shall be further transferable only by last will and testament or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant. In no event may the RSUs be transferred to any person who has joined or is supporting a Competing Business.

6.            Privileges of Share Ownership. The Participant shall not have any of the rights of a shareholder with respect to any Shares until the Shares are issued and delivered to the Participant in such manner as the Company, in its sole discretion, shall deem appropriate.

7.            Restrictive Covenants. As a condition to the grant and settlement of the RSUs, the Participant agrees to comply with the restrictive covenants (each a “Restrictive Covenant”) set forth in any Proprietary Information, Intellectual Property, Restrictive Covenant and Arbitration Agreement (the “PIIA”) or other agreement or policy that may be in effect between the Participant and the Company Group. The Participant understands that the cancellation of any RSUs or rights under this Agreement may occur for any violation or lack of enforceability of any Restrictive Covenant and such cancellation may not be adequate recompense for the damages potentially sustained by the Company Group. Such cancellation shall be in addition to any equitable and legal rights the Company Group has or may have and shall not constitute a release of any claim that the Company Group may have for damages, past, present or future. In addition, a breach by the Participant of any provisions of any Restrictive Covenant that occurs after any settlement or delivery of the Shares pursuant to this Agreement (including any breach occurring after termination of employment), such settlement or delivery may be rescinded within one year thereafter. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the settlement or delivery of such Shares, in such manner and on such terms and conditions as may be required by the Company. The Company shall be entitled to setoff against the amount of any such gain any amount owed to the Participant by the Company.

8.            Capital Adjustments. In the event of a change in capitalization, Shares covered by the RSUs subject to this Agreement shall be adjusted in accordance with Section 9 of the Plan.

9.            Clawback. The RSUs subject to this Agreement shall be subject to clawback or recoupment, as mandated by applicable law, rules, regulations, or as approved by the Board or a committee thereof, or by any policy adopted by the Company and approved by the Board as in effect from time to time, including but not limited to, any policy providing that: (a) such Award or payment was erroneously granted due to a financial accounting misstatement or required restatement; or (b) the Company determines the Participant engaged in fraud or material misconduct in violation of any policy of the Company.

10.          Exchange Act. Notwithstanding anything contained in the Plan or this Agreement to the contrary, if the consummation of any transaction under the Plan or this Agreement would result in the possible imposition of liability on the Participant pursuant to Section 16(b) of the Exchange Act, the Administrator shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction to the extent necessary to avoid such liability, but in no event for a period in excess of 180 days and in no event shall a Settlement Date occur later than March 15th of the year following the year in which the applicable Vesting Date occurs.

11.          Securities Laws. The Company shall not be required to issue Shares in settlement of or otherwise pursuant to the RSUs unless and until: (a) the Shares have been duly listed upon each stock exchange on which the Shares are then registered; (b) a registration statement under the Securities Act with respect to such Shares is then effective; and (c) the issuance of the Shares would comply with such legal or regulatory provisions of such countries or jurisdictions outside the United States as may be applicable in respect of the RSUs. In connection with the grant or vesting of the RSUs, the Participant will make or enter into such written representations, warranties and agreements as the Administrator may reasonably request in order to comply with applicable securities laws or with this Agreement.

12.          Compliance with Code Section 409A. Notwithstanding any contrary provision herein or in the Plan, if any RSU is deemed to be a “deferral of compensation” under Code Section 409A or any regulations or guidance promulgated thereunder or could cause any person to recognize additional taxes, penalties or interest under Code Section 409A, the Administrator may, in its sole discretion and without the consent of any person, unilaterally modify such provision: (a) to comply with, or avoid being subject to, Code Section 409A, or to avoid the imposition of any additional taxes, penalties or interest under Code Section 409A, and (b) to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Code Section 409A. Further, if any RSU is deemed to be a “deferral of compensation” under Code Section 409A or any regulations or guidance promulgated thereunder and the Participant is a “specified employee,” settlement shall be delayed for six months following the Participant’s termination of employment to the extent required by Code Section 409A or any regulations or guidance promulgated thereunder. This Section 12 does not create an obligation on the part of the Administrator to modify the Plan or this Agreement and does not guarantee that any person shall not be subject to additional taxes, penalties or interest under Code Section 409A.

13.          Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of the Participant’s death before the Participant receives any of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and shall be effective only when delivered by the Participant in writing to the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s executor, administrator or legal representative.

14.          General.

14.1.          Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Administrator for review. The resolution of such a dispute by the Administrator shall be final and binding on the Company and the Participant.

14.2.          Entire Agreement. The Plan is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof. If any inconsistency should exist between the nondiscretionary terms and conditions of this Agreement and the Plan, the Plan shall govern and control.

14.3.          Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary/Chief Legal Officer of the Company at its principal corporate offices. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address indicated above or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: (a) personal delivery; (b) five days after deposit in the United States mail by certified or registered mail (return receipt requested); (c) two business days after deposit with any return receipt express courier (prepaid); or (d) one business day after transmission by facsimile.

14.4.          Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. By accepting this Agreement, the Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

14.5.          Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon the Participant and the Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

14.6.          Choice of Law and Venue. This Agreement, including, but not limited to, its enforceability, interpretation and legal effect, shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to its conflict of law principles. If any provision of this Agreement is determined by a court or tribunal of competent jurisdiction to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible, and the other provisions will remain fully effective and enforceable. Subject to Section 14.7, the courts of the State of Texas, for Dallas County or any Federal Court having jurisdiction in that county shall have exclusive jurisdiction with respect to any dispute or litigation arising under this Agreement.

14.7.          Arbitration. The terms of this Agreement are subject to any arbitration provisions of any PIIA or other agreement or policy that may be in effect between the Participant and the Company. If no such other agreement or policy is in effect, then the following arbitration provisions shall govern: Subject to the Company’s remedies for breach or threatened breach of a Restrictive Covenant, any other dispute, controversy, or claim arising out of or relating to this Agreement or breach thereof, will be submitted to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration of any dispute, controversy, or claim will take place in Dallas, Texas. Judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In reaching the arbitrator’s decision, the arbitrator will have no authority to ignore, change, modify, add to or delete from any provision of this Agreement, but instead is limited to interpreting this Agreement.

14.8.          No Employment or Other Service Rights. Nothing in the Plan or this Agreement shall confer on the Participant any right to continue to serve the Company Group in the capacity in effect as of the Date of Grant or shall affect the right of the Company Group to terminate the Participant’s (a) employment with or without notice and with or without cause, (b) service pursuant to the terms of a consulting or other service-related agreement with the Company Group or (c) service as a Director pursuant to the Certificate of Formation or the TBOC, and any applicable provisions of the corporate law of the jurisdiction in which the Company or the Affiliate is incorporated, as the case may be; or shall give the Participant any right to be reemployed or reengaged by the Company Group following a termination of employment or services for any reason.

14.9.          No Right to Future Awards. This award of RSUs and all other equity-based awards under the Plan are discretionary. This award does not confer on the Participant any right or entitlement to receive another award of RSUs or any other equity-based award at any time in the future or in respect of any future period.

14.10.        Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

14.11.        Amendment. Notwithstanding anything herein or in the Plan to the contrary, the Administrator may, at any time, alter, amend, suspend or modify this Agreement; provided, however, that no amendment or modification of this Agreement shall materially and adversely impair the rights of the Participant with respect to the RSUs without the consent of the Participant.

15.          Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and by executing below, accepts the terms and conditions of this Agreement governing the RSUs and the terms and conditions of the Plan governing the RSUs and any and all other outstanding RSUs held by the Participant as of the date of execution. The Participant acknowledges that there may be adverse tax consequences upon settlement of the RSUs or disposition of the Shares and that Participant should consult a tax advisor prior to such settlement or disposition. The Participant shall have 90 days upon receipt of this Agreement to accept this Agreement by execution below, and if the Participant fails to execute within such period, the Company may, in its sole discretion, cancel this Agreement and any and all rights hereunder. For the avoidance of doubt, if the Participant’s Continuous Service is terminated for any reason prior to the acceptance of this Agreement, the Award granted hereunder shall be rescinded and cancelled.

16.          Release of Claims. In consideration of the grant of the RSUs provided to the Participant under this Agreement and after having sufficient time to consult with the Participant’s own counsel, the Participant and each of the Participant’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Participant Parties”) hereby irrevocably and unconditionally release and forever discharge the Company, the Company’s former, current and future parents, subsidiaries and affiliates, and each predecessor, successor and affiliate of each of the aforementioned entities, and each of their respective officers, employees, directors, shareholders and agents from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Participant Parties may have, or in the future may possess, arising from or relating to any RSU or other equity or equity-based award previously granted under the Plan; provided, however, that the Participant does not release, discharge or waive any rights to the RSUs and to the Shares provided under this Agreement that is contingent upon the execution by the Participant of this release of claims. This Section 16 does not apply to any Claims that the Participant Parties may have as of the date the Participant signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder.

[SIGNATURE PAGE TO FOLLOW]

In witness whereof, the Company has caused this Agreement to be executed by its duly authorized representative effective as of [ ].

CARIS LIFE SCIENCES, INC.

By:
Name:
Title:

Participant